Exhibit 5.1

July 15, 2026

BCLP.

Bryan Cave Leighton Paisner

BRYAN CAVE LEIGHTON PAISNER LLP
One Metropolitan Square
211 North Broadway Suite 3600
St Louis MO 63102
T: +1 314 259 2000
F: +1 314 259 2020

bclplaw.com

Stereotaxis, Inc.

710 North Tucker Boulevard, Suite 110

St. Louis, Missouri 63101

Re:	Stereotaxis, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the offer and resale of an aggregate of up to 19,449,603 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, on behalf of the selling stockholders named therein. The Shares consist of (i) 6,269,628 Shares (including Shares issuable upon exercise of certain warrants (the “Purchaser Warrants”) issued to one of the Selling Stockholders (as defined below) in lieu of Closing Shares and Shares issued to a financial advisor as partial payment of a success fee for acquisition advisory services) (the “Closing Shares”) issued at the closing of the transactions contemplated by the Share Sale Agreement dated as of April 14, 2026 (the “Share Sale Agreement”), by and among the Company, Robocath, a French société par actions simplifiée (“Robocath”), the securityholders of Robocath party thereto and an individual serving as manager; and (ii) an estimated 13,179,975 additional Shares (including Shares issuable upon exercise of Purchaser Warrants issued to any Selling Stockholder in lieu of Earnout Shares) (the “Earnout Shares”) issuable to the securityholders of Robocath and Robocath’s financial advisor named in the Registration Statement (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) upon the achievement of certain milestones, as described in the Share Sale Agreement.

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	the Share Sale Agreement;

(3)	the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”); and

(4)	the Amended and Restated Bylaws of the Company, as amended.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Closing Shares (other than the Closing Shares issuable upon exercise of any Purchaser Warrants) have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Closing Shares issuable upon exercise of any Purchaser Warrants and the Earnout Shares (a) have been duly authorized and (b) when issued and delivered in accordance with the Purchaser Warrants or the Share Sale Agreement, as applicable, and assuming that upon issuance thereof, such Shares together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed the number of shares authorized for issuance pursuant to the Charter at such time, will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is being delivered by us in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP